UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 2, 2011
POTASH AMERICA, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-150775	41-2247537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8th Floor – 200 South Virginia Street, Reno, Nevada		89501
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(775) 398-3019
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On June 2, 2011, we announced that our company has employed the consulting services of Industrial Mineral Developments, (IMD) Inc. to assess and evaluate the economic potential of the Montmorillonite mineral properties of Potash America, Inc., located in Sodaville, Mineral County, Nevada (the “Mining Properties”).

IMD will supply a Geological Report (the “Report”) that will use observed (mapped) geologic data, sampling, and assays in addition to limited literature and historical research to evaluate and specifically determine and locate economic mineral potential and initial mining areas on the Mining Properties.

Mapping (GPS locations) and evaluation of exposed clay mineralization in previous mining and in un-mined outcrop areas will be added to published geological mapping and followed with sampling and certification of assays. The exact locations of mineable ore and a chain of custody of samples that will be noted in the Report, certified by a licensed professional geologist and the assayer, are proposed to determine the economic feasibility and location of ventures to recover minerals from the Mining Properties. Assays that are necessary to delineate mineable ore locations and develop the Report will be sent to nationally accredited licensed assayer(s) for analyses.

Evaluation may yield up to 20 samples and will serve to determine and understand the economic potential of the mineralization. Samples will be used to determine agricultural and industrial uses for the clay minerals (montmorillonite) and for a complete elemental suite to determine the presence of any rare earth or other valuable mineralization.

Due to the location of the montmorillonite and bentonite deposit near previous producing areas of precious metals, IMD suggests that the requested assay trace element suite contain precious metals analysis.

The estimated time to research, survey and deliver a progress report will be one week after the initial three (2 - 3) day field visit (scheduled to begin 6/1/11).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTASH AMERICA, INC.
/s/ Barry Wattenberg
Barry Wattenberg
President and Director

Date:	June 2, 2011